Exhibit 10.23
FIRST AMENDMENT TO OFFICE LEASE
This FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and entered into as of May 24, 2018 by and between BXP RESEARCH PARK LP, a Delaware limited partnership (f/k/a BP MV Research Park LLC) (“Landlord”), and NEUROPACE, INC., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant entered into that certain Office Lease dated August 24, 2011 (the “Original Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord approximately 52,528 rentable square feet of space (the “Premises”) located in that certain building known as 455 N. Bernardo Avenue, Mountain View, California 94043 (the “Building”).
B.    Landlord and Tenant desire to: (i) extend the term of the Original Lease for the Premises for a period of sixty-two (62) months; and (ii) make certain other modifications to the Original Lease, and in connection therewith Landlord and Tenant desire to amend the Original Lease on the terms and conditions contained herein.
AGREEMENT
NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Defined Terms. All capitalized terms not otherwise defined herein shall have the same meaning as is given such terms in the Original Lease. From and after the date hereof, all references in the Original Lease and herein to the “Lease” shall mean and refer to the Original Lease, as amended hereby.
2.    Extended Term. Landlord and Tenant acknowledge and agree that the Lease Term for the Premises is scheduled to expire on April 30, 2019 (the “Scheduled Expiration Date”) pursuant to the terms of the Original Lease. Notwithstanding anything to the contrary in the Lease, the Term of Tenant’s lease of the Premises shall expire on June 30, 2024 (the “Extended Term Expiration Date”), unless sooner terminated by the terms of the Lease. The period of time commencing on May 1, 2019 (the “Extended Term Commencement Date”) and terminating on the Extended Term Expiration Date shall be referred to as the “Extended Term.” Effective upon the Extended Term Commencement Date, all references in the Lease to the “Lease Term” shall mean and refer to the Extended Term, except in Sections 2.4, 3.2 and 21.7 of the Original Lease.
Exhibit A-1

3.    Base Rent; Abated Base Rent.
3.1    Base Rent. Commencing on the Extended Term Commencement Date, and continuing throughout the Extended Term, Tenant shall pay Base Rent for the Premises in accordance with the following schedule:

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent
May 1, 2019 – April 30, 2020*	$2,931,062.40	$244,255.20
May 1, 2020 – April 30, 2021	$3,018,994.27	$251,582.86
May 1, 2021 – April 30, 2022	$3,109,564.10	$259,130.34
May 1, 2022 – April 30, 2023	$3,202,851.02	$266,904.25
May 1, 2023 – April 30, 2024	$3,298,936.55	$274,911.38
May 1, 2024 – June 30, 2024	$3,397,904.65	$283,158.72
*Base Rent for May 2019 and June 2019 shall be abated in accordance with the provisions of Section 3.2, below.
3.2    Abated Base Rent. Provided that Tenant is not then in material or monetary default of the Lease beyond applicable notice and cure periods, then during the first two (2) full calendar month(s) of the Extended Term (the “Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Rent Abatement Period (the “Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals $488,510.40 (the “Abated Base Rent”). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment, and for agreeing to pay the rental and performing the terms and conditions otherwise required under the Lease. If Tenant shall be in material or monetary default under the Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease, and the Lease is terminated thereafter, then Landlord may at its option, by notice to Tenant, elect, in addition to any other remedies Landlord may have under the Lease, that Tenant shall immediately become obligated to pay to Landlord all unamortized Abated Base Rent (i.e., based upon the amortization of the Abated Base Rent in equal monthly amounts, without interest, during the period commencing on the Extended Term Commencement Date and ending on the Extended Term Expiration Date).
4.    Letter of Credit.
4.2    Reduction of the L/C Amount on the Extended Term Commencement Date. As of the date of this Amendment, Landlord currently holds a letter of credit from Tenant in the amount of $920,000.00 (the “L/C”) in accordance with the provisions of Article 21 of the Original Lease, as amended by this Amendment. Tenant shall continue to maintain the L/C throughout the Extended Term in accordance with the provisions of Article 21, as amended by this Section 4, except that Section 21.7 of the Original Lease shall not be applicable during the Extended Term. Notwithstanding the foregoing and anything to the contrary set forth in Article 21 of the Original Lease, effective as of the Extended Term Commencement Date, provided that

Tenant is not in default under the Lease beyond any applicable notice and cure periods on the Extended Term Commencement Date, the L/C Amount shall be reduced to $732,765.00.
4.3    Reduction of the L/C Amount in Connection with an Initial Public Offering. Effective as of the date of this Amendment, Article 21 of the Lease is further amended to provide that in the event Tenant completes an initial public offering of Tenant’s stock on a nationally-recognized stock exchange, provided that: (i) Tenant is not then in default under the Lease beyond any applicable notice and cure periods; (ii) Tenant has not previously been in monetary or material non-monetary default under the Lease beyond any applicable notice and cure periods at any time during the twelve (12) month period immediately preceding the date of Tenant’s IPO Reduction Notice (as hereinafter defined); and (iii) Tenant provides written notice (“Tenant’s IPO Reduction Notice”) to Landlord requesting a reduction in the L/C amount in connection with such initial public offering, then the L/C Amount shall be reduced to $244,255.00. If Tenant provides Landlord with Tenant’s IPO Reduction Notice pursuant to this Section 4.3, and Tenant is entitled to reduce the L/C Amount as provided herein, any reduction in the L/C Amount shall be accomplished by Tenant providing Landlord with a substitute L/C in the reduced amount (or an amendment to the L/C then held by Landlord), which substitute L/C (or an amendment to the L/C then held by Landlord) shall comply with the requirements of Article 21 of the Original Lease.
5.    Option Term. Landlord and Tenant acknowledge that the renewal option granted to Tenant in Section 2.3 of the Original Lease has expired. Landlord hereby grants to the originally named Tenant on the Original Lease and any Permitted Non-Transferee, one option to extend the term of the Lease for a period of five (5) years, commencing on July 1, 2024 and expiring on June 30, 2029, on the terms and conditions set forth in Section 2.3 of the Original Lease, except that the references to the “initial Lease Term” shall be deemed to mean the “Extended Term”.
6.    Condition of Premises. Tenant hereby acknowledges that Tenant is currently in possession of the Premises and that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project, or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business. Notwithstanding anything to the contrary set forth in the Original Lease, except for the Landlord Work described on Exhibit A attached hereto and made a part hereof and as otherwise expressly provided in the Lease (including, without limitation. Landlord’s obligations pursuant to Section 7.2 and Article 11 thereof), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, and Tenant shall continue to accept the Premises in its presently existing, “as-is” condition. Tenant hereby acknowledges and agrees that any improvements, alterations, additions or changes to the Premises (if any) performed by or on behalf of Tenant shall be completed pursuant to the terms and conditions of Article 8 of the Lease.
7.    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment and that they know of no real estate broker or agent, other than Jones Lang LaSalle and Cassidy Turley Commercial Real Estate Services, Inc., dba Cushman & Wakefield (individually or collectively, the “Brokers”), who are entitled to a commission in connection with this Amendment, which commission shall be paid by Landlord pursuant to the terms of a separate written agreement between Landlord and each of the Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent occurring by, through, or under the indemnifying party. The terms of this Section 7 shall survive the expiration or earlier termination of the Original Lease, as amended by this Amendment.
8.    No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease, and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.
9.    No Default. Tenant represents, warrants and covenants to Landlord that, to Tenant’s actual knowledge as of the date of this Amendment, Landlord is not in default of any of its obligations under the Original Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Landlord. As of the date hereof, to Tenant’s actual knowledge, Tenant has no offsets, setoffs, rebates, concessions, claims or defenses against or with respect to the payment of Base Rent, Additional Rent or any other sums payable under the Lease, except as expressly provided in the Lease.
10.    Statutory Disclosure and Related Terms. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that to Landlord’s actual knowledge, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, if Tenant elects to obtain a CASp inspection, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord, subject to Landlord’s reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and (c) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Project

(outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs. The terms of this Section 10 do not amend or reduce the obligations of Landlord and Tenant set forth in the Lease regarding compliance with Applicable Laws and repair and maintenance of the Premises and the Project, but apply solely to the obligations of Landlord and Tenant in connection with Tenant’s election to conduct a CASp inspection hereunder.
11.    Counterparts. This Amendment may be executed in counterparts with the same effect as if both parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single agreement.
12.    Authority. Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Amendment and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants that Landlord is a duly formed and existing entity qualified to do business in California and that Landlord has full right and authority to execute and deliver this Amendment and that each person signing on behalf of Landlord is authorized to do so.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“Landlord”:

BXP RESEARCH PARK LP, a Delaware limited partnership BY: BXP CALIFORNIA GP LLC, a Delaware limited liability company, its general partner

	BY:	BOSTON PROPERTIES LIMITED PARTNERSHIP a Delaware limited partnership, its sole member

		BY:	BOSTON PROPERTIES, INC. a Delaware corporation, its general partner

			BY:	/s/ Bob Pester
Name: Bob Pester Title: Executive Vice President, San Francisco Region

BY:	BOSTON PROPERTIES LIMITED PARTNERSHIP a Delaware limited partnership, its Series A Limited Partner

	BY:	BOSTON PROPERTIES, INC. a Delaware corporation, its general partner

		BY:	/s/ Bob Pester
Name: Bob Pester Title: Executive Vice President, San Francisco Region

BY:	BP/DC PROPERTIES, INC. a Maryland Corporation, its Series B Limited Partner

	BY:	/s/ Bob Pester
Name: Bob Pester Title: Executive Vice President, San Francisco Region
[signatures continue on following page]

“Tenant”:

NEUROPACE, INC. a Delaware corporation

By:	/s/ Rebecca Kuhn
Name:	Rebecca Kuhn
Title:	CFO and VP

By:	/s/ Frank M. Fischer
Name:	Frank M. Fischer
Title:	President and CEO

EXHIBIT A
LANDLORD’S WORK
Except as specifically set forth below on this Exhibit A and in the Lease, Landlord shall not be obligated to construct or install any improvements or facilities of any kind in the Premises, and Tenant shall continue to accept the Premises in its currently-existing, “as-is” condition.
Notwithstanding anything to the contrary contained in the Lease and in material consideration of Tenant’s agreement to enter into the Amendment to which this Exhibit A is attached, Landlord hereby agrees, at Landlord’s sole cost and expense (and not as part of Operating Expenses or Additional Rent), to perform the following work at the Premises (the “Landlord Work”):
(1)    Replace the following rooftop HVAC units on the roof the Premises (including costs, fees and expenses relating to any structural engineering plans and calculations and permits and inspections related thereto):
a.    AC3, Trane 5 Ton, Date, 1998
b.    AC6, Trane 15 Ton, Date, 1998
c.    AC7, Trane 10 Ton, Date,1998
d.    AC12, Trane 7.5 Ton, Date,1998
e.    AC13, Trane 4 Ton, Date,1998
f.    AC14A, Trane 7.5 Ton, Date,1998
g.    AC16, Trane 4 Ton, Date,1998
h.    AC18, Trane 3 Ton, Date,1998
i.    AC20, Trane 3 Ton, Date,1998
j    AC21, Trane 20 Ton, Date,1994
k.    AC22, Trane 7.5 Ton, Date,1998
(2)    Install a second HVAC unit (6 Ton) in the area covered by AC-21
(3)    Install a second HVAC unit (5 Ton) in the area covered by AC-6
(4)    Add six (6) duct detectors above the roof line for the manufacturing area
(5)    Replace 2 transformers in the electrical closet in the main open area of the Premises with new units of equivalent size in the same location.
(6)    Replace all non-glass exterior doors with new doors of equivalent design and finish, and replace 2 manual roll-up doors with electric roll-up doors in the shipping and receiving areas.
(7)    Address drainage issue by the exterior equipment area (drains are insufficient to handle water flow).
(8)    Add ten (10) total parapet mounted lights along the N. Bernardo Avenue (west) side, in the east side parking lot of the Premises, and the south side parking lot of the Premises.
In performance of the Landlord Work, Landlord shall use commercially reasonable efforts to minimize any material interference with the conduct of Tenant’s business and access to the Premises. Landlord shall make commercially reasonable efforts to have the Landlord Work
Exhibit A-1

performed and substantially completed (subject to punch list items) prior to the Extended Term Commencement Date. Landlord shall commence scheduling the Landlord Work promptly after the mutual execution and delivery of this Amendment. If Landlord anticipates that any utilities serving the Premises will be interrupted, Landlord shall endeavor to provide Tenant with at least forty-eight (48) hours’ prior notice thereof (which notice may be given orally or by email). Landlord shall use commercially reasonable efforts to complete punch list items in a timely manner. All such Landlord Work shall be completed to Landlord’s “Building standard” condition, using Building standard methods, materials and procedures. Tenant shall make no changes or modifications to the Landlord Work without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Any additional improvements (if any) desired by Tenant to be constructed in the Premises shall be constructed by Tenant in accordance with the terms and conditions of Article 8 of the tease.
Landlord shall have no obligation to move any furniture or other personal property of Tenant in the performance of Landlord’s Work. Tenant hereby agrees that the construction of the Landlord Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Landlord Work, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Landlord Work or Landlord’s actions in connection with the Landlord Work, or for any inconvenience or annoyance occasioned by the Landlord Work or Landlord’s actions in connection with the Landlord Work. To the extent Tenant is responsible pursuant to the Lease for 14tintenance or repair of any Landlord Work during the remainder of the Term following Landlord’s completion of the installation of the Landlord Work, Tenant shall have the benefit of all contract warranties available to Landlord relating to the Landlord Work.